Exhibit 10.13

LONG-TERM RESTRICTED STOCK UNIT GRANT

FISCAL YEARS 2004-2006

Highlights

This booklet explains the plan provisions of the Sara Lee Corporation Long-Term Restricted Stock Unit (LTRSU) grant covering fiscal years 2004 through 2006 (“Service Period”) with the restricted stock units (“RSUs”) vesting one-third each year on August 31, 2004, August 31, 2005 and August 31, 2006, the “Vesting Dates”. The following pages provide detailed information relating to the grant of RSUs that you have received under the Plan.

The key features of this Plan are summarized below. In some countries other than the United States, variations in Plan design and rules may occur in order to comply with local laws and tax provisions.

Purpose

The LTRSU is a significant component of Sara Lee’s long-term compensation program. It enhances the competitiveness of Sara Lee’s total executive compensation package and facilitates the attraction and retention of highly qualified executives.

Restricted Stock Units

•	RSUs are granted August 28, 2003 and January 29, 2004. Based upon your continued active service through the Vesting Dates the RSUs are converted to actual shares of Sara Lee stock, on a one-for-one basis, and issued in your name.

•	The number of shares, if any, that will be released to you is dependent upon your continued active employment until the Vesting Dates.

•	You do not have voting rights on RSUs until the RSUs are converted to actual shares.

Dividend Equivalents

•	Dividend equivalents are accrued on your behalf through each of the Vesting Dates.

•	Interest on accrued dividend equivalents is credited at the same rate as provided for under the Sara Lee Corporation Executive Deferred Compensation Plan. That rate for FY03 is 3.07%.

•	Accrued dividend equivalents and interest are distributed to you to the extent that shares are earned on each of the Vesting Dates.

Restricted Stock Units

LTRSU awards are authorized under the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan (“Stock Plan”). LTRSU awards are initially granted as RSUs at the beginning of the Service Period. On each of the Vesting Dates, one-third of the RSUs that are earned will be converted to shares of Sara Lee common stock. Dividend equivalents that are payable on RSUs during the vesting periods are accrued on your behalf and credited with the same interest rate as provided under SLC’s Executive Deferred Compensation Plan.

The release of RSUs on each of the Vesting Dates is contingent upon your continued active employment by the Corporation until the Vesting Dates.

SLC may substitute or offer alternative forms of incentive in the event it either determines that tax or legal regulations in some countries outside the United States provide more favorable treatment for these alternative forms of incentive or as a voluntary alternative to RSUs.

Dividend Equivalents

During the Service Period, dividend equivalents that are payable on the RSUs will be accrued on your behalf. Interest on the accrued amounts will be credited at the same time and in the same manner as under SLC’s Executive Deferred Compensation Plan. These dividends and interest are paid to you in cash after the RSUs have vested.

Award Grant Notice

Each Participant will receive a Restricted Stock Unit Grant Notice (“Grant Notice”) specifying the number of RSUs that have been granted, and certain terms and conditions applicable to the grant. The Grant Notice should be retained by the Participant along with your other important legal documents. The Grant Notice will be distributed electronically through Sara Lee’s Desktop application in Insite. You must go into Desktop and actually accept this grant on-line and instructions will be provided.

Tax Consequences

United States

Under current United States tax law, a Participant receives no taxable income from the RSUs when initially granted, or when dividend equivalents are escrowed or interest is credited thereon. The Vesting Date, the release date of the RSUs, is the date when the taxable event will occur, except to the extent a Participant paid in the U.S. and subject to U.S. taxation has elected to defer distribution of the shares until a later date (“Deferred Vesting Date”). The market value of SLC common stock on the Vesting Date or the Deferred Vesting Date, as the case may be, will determine the amount of taxable income. When the number of shares actually earned has been determined, the market value of the shares on the Vesting Date or the Deferred Vesting Date, as well as the proportionate dividend equivalents and interest thereon are considered income to the Participant. This amount is then subject to any applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will be withheld from the cash and/or shares otherwise to be distributed to the Participant.

Countries other than the United States

Tax laws vary significantly from country to country, so advice should be obtained from appropriate counsel concerning the tax consequences of this grant in your country. In most cases, Participants incur no taxable income from RSUs when initially awarded, or on the accrued dividend equivalents and interest credited, until the Vesting Date. When the shares are earned, both the market value of the shares on the Vesting Date as well as the dividends and interest distributed are typically considered income. For those individuals residing outside the U.S. and not subject to U.S. tax laws, tax withholding for certain countries may be taken by SLC in Chicago. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Impact on Other Benefits

Any shares, dividend equivalents or interest ultimately earned under this LTRSU grant are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which a Participant currently participates or may become eligible to participate in at a later date.

Stock Ownership Compliance

These RSUs will count toward the Corporation’s stock ownership guidelines during the Service Period.

Forfeiture

Notwithstanding anything contained in this document to the contrary, if you engage in any activity inimical, contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the

Company, (2) violating any Company policies, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board of Directors which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (i) this RSU award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct and (ii) if the misconduct occurred within 6 months following a Vesting Date, you shall pay to the Company in cash any financial gain you realized from the vesting of the RSUs. For purposes of this section, financial gain shall equal, the difference between the fair market value of the Common Stock on the Vesting Date, multiplied by the number of RSUs pursuant to the vesting (without reduction for any shares of Common Stock surrendered or attested to) reduced by any taxes paid in countries other than the United States which taxes are not otherwise eligible for refund from the taxing authorities. By accepting this RSU, you consent to and authorize the Sara Lee Companies to deduct from any amounts payable by the Sara Lee Companies to you, any amounts you owe to the Company under this section. This right of set-off is in addition to any other remedies the Company may have against you for the wrongful conduct.

Administrative Guidelines

The following guidelines apply to the FY04-06 LTRSU grant. Additional Administrative Guidelines may be adopted, as needed, during the Service Period for the efficient administration of the Plan.

•	The Compensation and Employee Benefit Committee (“Committee”) is responsible for administering the Plan and has full power and authority to interpret the Plan and to adopt rules, regulations and guidelines for carrying out the Plan, as it deems necessary.

•	The Committee functions as the Plan Administrator and its decisions are binding on all persons.

•	The Committee reserves the right, in its absolute discretion, to make further adjustments in awards granted to any Participant prior to the release of those RSUs.

•	The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer of Sara Lee Corporation or other executive officer of the Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a corporate officer or Key Executive.

•	The Committee will approve the awards at the time they are granted for all Corporate Officers and Key Executives. The RSUs to be distributed along with the related dividend equivalents and interest will be distributed as soon as practicable after the Vesting Dates.

•	Awards may be made to new Participants during the first year of the Service Period. The number of RSUs awarded may be adjusted to reflect that the executive is not a Participant for the entire Service Period.

•	Awards may also be made to Participants who change positions during the first year of the Service Period, if such a change would have resulted in the Participant qualifying for an increased level of award.

•	In the event of death or permanent and total disability the RSUs immediately vest and will be distributed to the estate or participant as soon as practicable after that event date.

•	In the event of retirement at age 55 or later and with 10 years of service with the Company (or as otherwise defined under the appropriate retirement benefit plan if applicable), the RSUs will continue to vest under the normal vesting schedule (no pro-ration) and payout will occur at the normal payout times.

•	A Participant who resigns or is terminated for cause during the Service Period generally forfeits the rights to all RSUs and any accrued dividend equivalents and interest. Exceptions to this rule must be approved by the Chief Executive Officer of Sara Lee Corporation.

•	A Participant who is involuntarily terminated and receives severance from the Company may be eligible for a pro-rated distribution of shares and any accrued dividend equivalents and interest. Active service as well as the severance period will be used to determine the pro-ration and payout will occur at the normal payout times.

•	In the event of a sale, closing, spin-off or other disposition of the Participant’s business unit, resulting in the termination of the Participant’s employment with the Company, the Participant may be eligible for a prorated distribution of shares and any accrued dividend equivalents and interest. Only periods of active service from the beginning of the Service Period will be considered and the shares will be distributed as soon as practicable after the event.

•	Should a change in control occur (as defined in the Stock Plan), the Committee will decide what effect, if any; this should have on the awards which are outstanding under this Plan.

•	If any statement in this Plan Description or any oral representation differs from the Stock Plan, the Stock Plan document prevails. The Stock Plan Grant Notice and Plan Descriptions collectively comprise all terms and conditions applicable to the FY04-06 LTRSU grant.

•	Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the Company will be handled as provided for in the Stock Plan.

•	Nothing in the LTRSU grant shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC’s right to terminate the Participant’s employment in accordance with applicable laws.

Appendix I

Definitions - FY04-06 LTRSU

a)	The Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

b)	Award Date means the date upon which the Committee approved the awards under this Plan. In this case the Award Date can mean August 28,2003 or January 29, 2004, unless an alternate date was required for tax and/or legal reasons in locations outside the United States.

c)	Company, Corporation or SLC means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

d)	Deferred Vesting Date means the Distribution Date specified under the Sara Lee Corporation Executive Deferred Compensation Plan, in the event the Participant elected to defer his or her LTRSU award.

e)	Dividend Equivalents has the same meaning as in the Stock Plan.

f)	Grant Notice means the electronic document provided to each Participant evidencing the number of restricted stock units awarded, Vesting Dates and the basic terms and conditions of the award.

g)	Key Executive means an employee whose salary, when expressed in U.S. dollars, is above the midpoint of salary grade 39.

h)	Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice specifying the basic terms of participation in this Plan.

i)	Restricted Stock Units (“RSUs”) has the same meaning as “stock awards” as that term is used in the Stock Plan.

j)	Service Period is the three-year period of August 28, 2003 through and including August 31, 2006.

k)	Stock Plan means the Sara Lee Corporation 1998 Long-Term Incentive Stock Plan or its successor plan or plans.

l)	Total Disability is defined in the Key Executive Long-Term Disability Plan of SLC.

m)	Vesting Dates mean August 31, 2004, August 31, 2005 and August 31, 2006.